UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 16, 2022

Rumble Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40079	85-1087461
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

444 Gulf of Mexico Drive

Longboat Key, FL 34228
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (941) 210-0196

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RUM	The Nasdaq Global Market
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	RUMBW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Michael Ellis

On November 16, 2022, Rumble Inc. (the “Company”) entered into an employment agreement with Michael Ellis (the “Ellis Employment Agreement”) that will govern the terms of Mr. Ellis’s employment as the Company’s General Counsel and Corporate Secretary. Pursuant to the Ellis Employment Agreement, Mr. Ellis is entitled to an initial base salary of $400,000 per year and is eligible to earn an annual bonus based upon the achievement of performance targets established for the applicable calendar year, with a target annual bonus equal to 50% of his base salary and a maximum annual bonus equal to 100% of his base salary.

Pursuant to the Ellis Employment Agreement, if Mr. Ellis’s employment is terminated either (x) by the Company without “cause” or (y) by Mr. Ellis for “good reason” (as such terms are defined in the Ellis Employment Agreement), subject to his execution of a general release of claims in favor of the Company and its affiliates and compliance with any restrictive covenants to which Mr. Ellis is subject in favor of the Company and its affiliates, Mr. Ellis will be entitled to: (i) any unpaid annual bonus in respect of any completed fiscal year that has ended on or before the termination date; (ii) a prorated target annual bonus for the calendar year in which such termination occurs; (iii) subsidized premiums for continued coverage under the Company’s group health plan for up to 12 months; (iv) an amount equal to the sum of (x) Mr. Ellis’s annual base salary, plus (y) the target annual bonus for the year of termination, payable during the 12-month period following termination in accordance with the Company’s regular payroll practices; and (v) continued vesting during the 12-month period following termination of any time-based equity awards that are outstanding and unvested as of such termination.

The foregoing description of the Ellis Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Ellis Employment Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Brandon Alexandroff and Tyler Hughes

On November 16, 2022, the Company entered into substantially similar employment agreements with each of Tyler Hughes, the Company’s Chief Operating Officer, and Brandon Alexandroff, the Company’s Chief Financial Officer, respectively (such agreements, the “Canadian Employment Agreements”), that will govern the terms of each executive’s employment in their respective roles. Pursuant to the Canadian Employment Agreements, each of Mr. Alexandroff and Mr. Hughes is entitled to an initial annual base salary of CDN$532,731 per year and is eligible to earn an annual bonus based upon the achievement of performance targets established for the applicable calendar year, with a target annual bonus equal to 50% of their base salary and a maximum annual bonus equal to 100% of their base salary.

Pursuant to the Canadian Employment Agreements, if the applicable executive’s employment is terminated either (x) by the Company without “cause” or (y) by the executive for “good reason” (as such terms are defined in the Canadian Employment Agreements), subject to the executive’s execution of a general release of claims in favor of the Company and its affiliates and compliance with any restrictive covenants to which the executive is subject in favor of the Company and its affiliates, the executive will be entitled to, in addition to any payments required by the Ontario Employment Standards Act, 2000 (“ESA”), (i) any unpaid annual bonus in respect of any completed fiscal year that has ended on or before the termination date; (ii) a prorated target annual bonus for the calendar year in which such termination occurs; (iii) continued participation in the Company’s health and dental plans for 12 months (or such longer time as required by the ESA); (iv) an amount equal to the executive’s annual base salary less any amounts paid or payable to the executive during any ESA required notice period (or pay in lieu of notice), payable in either a lump sum or installments in the Company’s sole discretion; (v) an amount equal to the executive’s target annual bonus for the year of termination, payable during the 12-month period following termination in accordance with the Company’s regular payroll practices; and (vi) continued vesting during the 12-month period following termination of any time-based equity awards that are outstanding and unvested as of such termination.

The foregoing description of the Canadian Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Canadian Employment Agreements, copies of which are attached as Exhibits 10.2 and 10.3 hereto, respectively, and are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits

10.1	Employment Agreement, dated November 16, 2022, by and between Rumble Inc. and Michael Ellis.
10.2	Employment Agreement, dated November 16, 2022, by and between Rumble Inc. and Brandon Alexandroff.
10.3	Employment Agreement, dated November 16, 2022, by and between Rumble Inc. and Tyler Hughes.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rumble Inc.

Date: November 21, 2022	By:	/s/ Michael J. Ellis
	Name:	Michael J. Ellis
	Title:	General Counsel and Corporate Secretary